TRANSFER AGENT AGREEMENT

THIS AGREEMENT is made and entered into this 27th day of March, 2012 by andbetween PSG Capital Management Trust(the “Trust”), an Delaware (state) business trust having itsprincipal place of business at 8161 Maple Lawn Blvd., Suite 400, Fulton, MD 20759(address), and MutualShareholder Services, LLC, a Delaware Limited Liability Company (“MSS”).

RECITALS:

A.

The Trust is an open-end management investment company registered with theUnited States Securities and Exchange Commission under the Investment Company Act of 1940,as amended (the “1940 Act”); and

B.

The Trust desires to appoint MSS as its transfer agent and dividend disbursing andredemption agent, and MSS desires to accept such appointment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, theparties hereby agree as follows:

I.

DUTIES OF MSS.

1.01

Subject to the terms and conditions set forth in this Agreement, the Trust herebyemploys and appoints MSS to act, and MSS agrees to act, as transfer agent for the Trust’sauthorized and issued shares of beneficial interest of each class of each portfolio of the Trust (the“Shares”), and as dividend disbursing and redemption agent for the Trust.

1.02

MSS agrees that it will perform the following services:

(a)

In accordance with procedures established from time to time by agreementbetween the Trust and MSS, MSS shall:

(i)

Receive for acceptance, orders for the purchase of Shares, andpromptly deliver payment and appropriate documentation therefore to theCustodian of the Trust authorized by the Board of Trustees of the Trust (the“Custodian”);

(ii)

Pursuant to purchase orders, issue the appropriate number ofShares and hold such Shares in the appropriate Shareholder account;

(iii)

Receive for acceptance redemption requests and redemptiondirections and deliver the appropriate documentation therefore to the Custodian;

(iv)

At the appropriate time as and when it receives monies paid to it bythe Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)

Prepare and transmit payments for dividends and distributions declared by the Trust;

(vii)

Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(viii)

Maintain an Anti-Money Laundering Program in compliance with the USA Patriot Act of2001 and regulation thereunder, and provide to the Trust acopy ofMSS's Anti-Money Laundering Program;

(ix)

Perform such services as are necessary to implement and enforcethe Trust's Anti-Money Laundering Program;

(x)

Provide necessary and reasonable access to properly authorizedfederal examiners so that they can obtain all necessary information and recordsrelating to the AML Program and to inspect MSS's implementation and operationof the AML Program; and

(xi)

Record the issuance of shares of the Trust and maintain pursuant toSEC Rule 17 Ad-10(e) a record of the total number of shares of the Trust whichare authorized, based upon data provided to it by the Trust, and issued andoutstanding. MSS shall also provide the Trust on a regular basis with the totalnumber of shares which are authorized, issued and outstanding and shall have noobligation, when recording the issuance of shares, to monitor the issuance of suchshares or to take cognizance of any laws relating to the issue or sale of suchshares, which functions shall be the sole responsibility of the Trust.

(b)

In addition, MSS shall perform all of the customary services of a transferagent, dividend disbursing and redemption agent, including but not limited to:maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailingproxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses tocurrent Shareholders, withholding taxes for U.S. resident and non-resident alien accounts,preparing and filing U.S. Treasury Department Forms 1099 and other appropriate formsrequired with respect to dividends and distributions by federal authorities for allShareholders, preparing and mailing confirmation forms and statements of account toShareholders for all purchases and redemptions of Shares and other confirmabletransactions in Shareholder accounts, preparing and mailing activity statements forShareholders, and providing Shareholder account information and provide a system and reports which reports which will enable the Trust to monitor the total number of Shares sold in eachState.

Procedures applicable to certain of these services may be established from time to time byagreement between the Trust and MSS.

2.

FEES AND EXPENSES

2.01

In consideration of the services to be performed by MSS pursuant to thisAgreement, the Trust agrees to pay MSS the fees set forth in the fee schedule attached hereto asExhibit “A”.

2.02

In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburseMSS for out-of-pocket expenses or advances incurred by MSS in connection with theperformance of its obligations under this Agreement. In addition, any other expenses incurred byMSS at the request or with the consent of the Trust will be reimbursed by the Trust.

2.03

The Trust agrees to pay all fees and reimbursable expenses within five daysfollowing the receipt of the respective billing notice. Postage for mailing of dividends, proxies,Trust reports and other mailings to all shareholder accounts shall be advanced to MSS by theTrust at least seven days prior to the mailing date of such materials.

3.

REPRESENTATIONS AND WARRANTIES OF MSS

MSS represents and warrants to the Trust that:

3.01

It is a Limited Liability Company duly organized and existing and in goodstanding under the laws of the State of Delaware.

3.02

It is duly qualified to carry on its business in the State of Ohio.

3.03

It is empowered under applicable laws and by its charter and by-laws to enter intoand perform this Agreement.

3.04

All requisite corporate proceedings have been taken to authorize it to enter intoand perform this Agreement.

3.05

It has and will continue to have access to the necessary facilities, equipment andpersonnel to perform its duties and obligations under this Agreement.

3.06

MSS is duly registered as a transfer agent under the Securities Act of 1934 andshall continue to be registered throughout the remainder of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE FUND

The Trust represents and warrants to MSS that:

4.01

It is a Business Trust duly organized and existing and in good standing under thelaws of Ohio.

4.02

It is empowered under applicable laws and by its Declaration of Trust to enter intoand perform this Agreement.

4.03

All corporate proceedings required by said Declaration of Trust have been takento authorize it to enter into and perform this Agreement.

4.04

It is an open-end and diversified management investment company registeredunder the 1940 Act.

4.05

A registration statement under the Securities Act of 1933 is currently or willbecome effective and will remain effective, and appropriate state securities law filings asrequired, have been or will be made and will continue to be made, with respect to all Shares ofthe Trust being offered for sale.

5.

INDEMNIFICATION

5.01

MSS shall not be responsible for, and the Trust shall indemnify and hold MSSharmless from and against, any and all losses, damages, costs, charges, counsel fees, payments,expenses and liability arising out of or attributable to:

(a)

All actions of MSS or its agents or subcontractors required to be takenpursuant to this Agreement, provided that such actions are taken in good faith andwithout negligence or willful misconduct.

(b)

The Trust’s refusal or failure to comply with the terms of this Agreement,or which arise out of the Trust’s lack of good faith, negligence or willful misconduct orwhich arise out of the breach of any representation or warranty of the Trust hereunder.

(c)

The reliance on or use by MSS or its agents or subcontractors ofinformation, records and documents which (i) are received by MSS or its agents orsubcontractors and furnished to it by or on behalf of the Trust, and (ii) have been preparedand/or maintained by the Trust or any other person or firm on behalf of the Trust.

(d)

The reliance on, or the carrying out by MSS or its agents or subcontractorsof, any instructions or requests of the Trust.

(e)

The offer or sale of Shares in violation of any requirement under thefederal securities laws or regulations or the securities laws or regulations of any state thatsuch Shares be registered in such state or in violation of any stop order or otherdetermination or ruling by any federal agency or any state with respect to the offer or saleof such Shares in such state.

5.02

MSS shall indemnify and hold the Trust harmless from and against any and alllosses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of orattributable to any action or failure or omission to act by MSS as a result of MSS’s lack of goodfaith, gross or ordinary negligence or willful misconduct.

5.03

At any time MSS may apply to any officer of the Trust for instructions, and mayconsult with legal counsel with respect to any matter arising in connection with the services to beperformed by MSS under this Agreement, and MSS and its agents or subcontractors shall not beliable and shall be indemnified by the Trust for any action taken or omitted by it in reliance uponsuch instructions or upon the opinion of such counsel. MSS, its agents and subcontractors shallbe protected and indemnified in acting upon any paper or document furnished by or on behalf ofthe Trust, reasonably believed to be genuine and to have been signed by the proper person orpersons, or upon any instruction, information, data, records or documents provided MSS or itsagents or subcontractors by machine readable input, telex, CRT data entry or other similar meansauthorized by the Trust, and shall not be held to have notice of any change of authority of anyperson, until receipt of written notice thereof from the Trust. MSS, its agents and subcontractorsshall also be protected and indemnified in recognizing stock certificates which are reasonablybelieved to bear the proper manual or facsimile signatures of the officers of the Trust, and theproper countersignature of any former transfer agent or registrar, or of a co-transfer agent or coregistrar.

5.04

In the event either party is unable to perform its obligations under the terms of thisAgreement because of acts of God, strikes, equipment or transmission failure or damagereasonably beyond its control, or other causes reasonably beyond its control, such party shall notbe liable for damages to the other for any damages resulting from such failure to perform orotherwise from such causes.

5.05

Upon the assertion of a claim for which either party may be required to indemnifythe other, the party of seeking indemnification shall promptly notify the other party of suchassertion, and shall keep the other party advised with respect to all developments concerningsuch claim. The party who may be required to indemnify shall have the option to participate withthe party seeking indemnification the defense of such claim. The party seeking indemnificationshall in no case confess any claim or make any compromise in any case in which the other partymay be required to indemnify it except with the other party’s prior written consent.

6.

COVENANTS OF THE FUND AND MSS

6.01

The Trust shall promptly furnish to MSS a certified copy of the resolution of theBoard of Trustees of the Trust authorizing the appointment of MSS and the execution anddelivery of this Agreement.

6.02

MSS hereby agrees to establish and maintain facilities and procedures reasonablyacceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signatureimprinting devices, if any; and for the preparation or use, and for keeping account of, suchcertificates, forms and devices.

6.03

MSS shall keep records relating to the services to be performed hereunder, in theform and manner as it may deem advisable. To the extent required by Section 31 of the 1940Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared ormaintained by MSS relating to the services to be performed by MSS hereunder are the propertyof the Trust and will be preserved, maintained and made available in accordance with suchSection and Rules, and will be surrendered promptly to the Trust on and in accordance with itsrequest.

6.04

MSS and the Trust agree that all books, records, information and data pertainingto the business of the other party which are exchanged or received pursuant to the negotiation orthe carrying out of this Agreement shall remain confidential, and shall not be voluntarilydisclosed to any other person, except as may be required by law.

6.05

In case of any requests or demands for the inspection of the Shareholder recordsof the Trust, MSS will endeavor to notify the Trust and to secure instructions from an authorizedofficer of the Trust as to such inspection. MSS reserves the right, however, to exhibit theShareholder records to any person whenever it is advised by its counsel that it may be held liablefor the failure to exhibit the Shareholder records to such person, and shall promptly notify theTrust of any unusual request to inspect or copy the shareholder records of the Trust or the receiptof any other unusual request to inspect, copy or produce the records of the Trust.

7.

TERM OF AGREEMENT

7.01

This This Agreement shall become effective as of the date hereof and shall remainin force for a period of three years. This Agreement will automatically renew for successiveannual terms unless one party provides written notice to the other party 90 days prior to theannual renewal date that the agreement will not be renewed. Each party to this Agreement hasthe option to terminate this Agreement during the initial three year term and any renewal period,without penalty, upon 90 days prior written notice.

7.02

Should the Trust exercise its right to terminate, all out-of-pocket expensesassociated with the movement of records and material will be paid by the Trust. Additionally,MSS reserves the right to charge for any other reasonable expenses associated with suchtermination.

8.

MISCELLANEOUS

8.01

Neither this Agreement nor any rights or obligations hereunder may be assignedby either party without the written consent of the other party. This Agreement shall inure to thebenefit of and be binding upon the parties and their respective permitted successors and assigns.

8.02

This Agreement may be amended or modified by a written agreement executed byboth parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

8.03

The provisions of this Agreement shall be construed and interpreted in accordancewith the laws of the State of Ohio as at the time in effect and the applicable provisions of the1940 Act. To the extent that the applicable law of the State of Ohio, or any of the provisionshere in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

8.04

This Agreement constitutes the entire agreement between the parties hereto andsupersedes any prior agreement with respect to the subject matter hereof whether oral or written.

8.05

All notices and other communications hereunder shall be in writing, shall bedeemed to have been given when received or when sent by telex or facsimile, and shall be givento the following addresses (or such other addresses as to which notice is given):

To the Trust:

To MSS:

PSG Capital Management Trust

Mutual Shareholders Service, LLC
8161 Maple Lawn Blvd., Suite 400

8000 Town Centre Drive, Suite 400
Fulton MD, 20759

Broadview heights, OH  44147

IN WITNESS WHEREOF, the partie hereto have executed this Agreement as of the day and year first above written.

3/27/12

:

Mutual Shareholder Services, LLC

By:

/s/Jon Giordani

By:

/s/Gregory B. Gitts

Its:

Treasurer

Its:

President

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